Exhibit 10.28

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “Amendment”) is made as of January 4, 2016 by and between Bulfinch Square Limited Partnership, a Massachusetts limited partnership (“Landlord”), and Healthcare Ventures LLC, a Delaware limited liability company (“Tenant”).

WHEREAS, Landlord and Tenant entered into that certain Lease dated 2012 (the “Lease”) for certain premises designated as Suite B1-1 (the “Original Premises”) in the building located at 47 Thorndike Street, Cambridge, Massachusetts, as more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to amend the Lease to extend the term of the Lease, to expand the Premises to include additional certain office in the premises demised to Tenant under the Lease and to modify certain other provisions of the Lease, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and for other consideration the mutual receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

1.             Capitalized terms not otherwise defined in this Amendment shall have the meanings attributed to such terms in the Lease.

2.             The definition of “Premises” in Section 1.1 of the Lease is hereby amended to reflect that effective as of the Expansion Date, hereinafter defined, the Premises shall be expanded to include the portion of the Building designated as Suite [SB-1-1] (the “Expansion Premises”) containing 4,493 rentable square feet, substantially as shown on Exhibit A-1 hereto. The “Expansion Date” shall be April 15, 2016 or as soon thereafter as Landlord is able to deliver possession of the Expansion Premises to Tenant with Landlord’s Expansion Premises Work completed. “Landlord’s Expansion Premises Work” shall consist of repainting the Expansion Premises in a Building standard color selected by Tenant.

3.             The definition of “Premises Rentable Area” in Section 1.1 is amended to reflect that effective as of the Expansion Date, the Premises Rentable Area shall be 7,667 square feet.

4.             The definition of “Original Term” in Section 1.1 of the Lease is hereby amended to reflect that the Original Term is extended through, and shall expire on, April 30, 2019.

5.             The definition of “Annual Fixed Rent” in Section 1.1 of the Lease is hereby amended to reflect that (i) for the portion of the term from the Expansion Date through July 31, 2016, in addition to the Annual Fixed Rent for the Original Premises as specified in the Lease, Tenant shall pay Annual Fixed Rent for the Expansion Premises in the amount of $169,610.75, payable in equal monthly installments of $14,134.23, which shall be pro rated for any partial month following the Expansion Date if the Expansion Date is other than the first day of a month, and (ii) commencing on August 1, 2015, Annual Fixed Rent for the Premises (i.e. the Original Premises and Expansion Premises, collectively) shall be as follows:

Dates	Rate Per Square Foot of Premises Rentable Area Per Annum	Annual Fixed Rent	Monthly Payment
8/1/16 — 7/31/17	$37.75	$289,429.25	$24,119.10
8/1/17 — 7/31/18	$38.75	$297,096.25	$24,758.02
8/1/18 — 4/30/19	$39.75	$304,763.25	$25,396.94

6.             The definitions of “Base Taxes” and “Base Operating Costs” in Section 1.1 of the Landlord are hereby amended to reflect that effective as of August 1, 2016, said definitions are changed to the following:

Base Taxes: The Taxes (as defined in Subsection 4.2.1) for the fiscal year ending June 30, 2016, as the same may be reduced by the amount of any abatement.

Base Operating Costs: The Operating Costs (as defined in Subsection 4.2.2) for the calendar year ending December 31, 2016.

7.             The definition of “Tenant’s Percentage” in Section 1.1 of the Lease is hereby amended to reflect that effective as of the Expansion Date, Tenant’s Percentage shall be increased to ten and 1/100 percent (10.01%). Notwithstanding the foregoing, for purposes of Tenant’s obligation to pay Additional Rent for Taxes and Operating Costs pursuant to Section 4.2 of the Lease, Tenant’s Percentage shall be deemed to continue to be four and 14/100 (4.14%) until August 1, 2016, so that Tenant shall not be required to pay Additional Rent for Taxes with respect to the Expansion Premises until August 1, 2016 and shall not be required to pay Additional Rent for Operating Costs with respect to the Expansion Premises until January 1, 2017.

8.             Tenant acknowledges that is currently occupies the Original Premises and is agreeing to an extension of the Lease term as herein provided with the Original Premises being in “as is” condition, except that Landlord shall touch up the painted surfaces in the Original Premises as necessary. Tenant agrees to accept the Expansion Premises on the Expansion Date with the Expansion Premises being in “as is” condition except as affected by Landlord’s Expansion Work.

9.             The definition of “Security Deposit” in Section 1.1 of the Lease is hereby amended to be $24,119.10. Tenant shall deposit with Landlord the difference between the original Security Deposit and the Security Deposit as so amended, in the amount of $9,307.10, concurrently with Tenant’s execution of this Amendment.

10.          Tenant shall continue to have the extension option set forth in Section 2.3 of the Lease except that said Section 2.3 is hereby amended to reflect that (i) the Extended Term shall three (3) years and not four (4) years, and (ii) the Annual Fixed Rent for the Extended Term shall be one hundred percent (100%) of the Market Rate and not 95% of the Market Rate.

11.          Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Amendment, other than Transwestern RBJ, representing Tenant, and Hammond Commercial, representing Landlord (the “Brokers”). In the event of any brokerage claims or liens other than by the Brokers, against Landlord or the Property predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien. Landlord represents that it has dealt with no brokers in connection with this Amendment other than the Brokers. Landlord shall pay the commission of the Brokers in connection with this Lease pursuant to a separate agreement between Landlord and Hammond Commercial, and Landlord hereby agrees to indemnify and hold Tenant harmless against any claims by the Brokers or any other brokers arising out of prior dealings with Landlord in connection with this Amendment.

12.          Tenant warrants and represents that it has not assigned the Lease or subleased all or any portion of the Premises.

13.          Exhibit A-1 to this Amendment is hereby added to the Lease as Exhibit A-1 to the Lease.

14.          As amended hereby, the Lease is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have hereto executed this Amendment as of the date first above appearing.

Landlord:

Bulfinch Square Limited Partnership

By:	Courthouse Associate, Inc., its general partner

By:	/s/ Kenneth Krozy
Kenneth Krozy
Vice President

Tenant:

Health Care Ventures LLC

/s/ Augustine Lawlor
Name: Augustine Lawler
Title: General Partner